Exhibit (a)(15)

June 11, 2013

GEORGIA-PACIFIC LLC RECEIVES REQUEST

FOR INFORMATION IN CONNECTION WITH PROPOSED MERGER

MEMPHIS, Tenn. – Buckeye Technologies Inc. (NYSE:BKI, “Buckeye”) today announced that Georgia-Pacific LLC (“Georgia-Pacific”) received a request for additional information and documentary material (the “Second Request”) regarding the nonwovens business in connection with the review by the Federal Trade Commission (the “FTC”) and Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) of the Premerger Notification and Report Form initially filed by Georgia-Pacific relating to its proposed acquisition of Buckeye on May 7, 2013. The effect of the Second Request is to extend the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which was scheduled to expire at 11:59 p.m., New York City time, on June 10, 2013, to 11:59 p.m., New York City time, on the date upon which the applicable waiting period expires after substantial compliance by Georgia-Pacific with the Second Request, unless such waiting period is earlier terminated.

Georgia-Pacific and Buckeye will continue to work with the FTC and the Antitrust Division during the course of their review to respond to any inquiries, including the Second Request, as expeditiously as possible. In practice, complying with requests for additional information or material, including the Second Request, can take a significant amount of time.

Headquartered in Memphis, Tenn., Buckeye Technologies currently operates manufacturing facilities in the United States and Germany. Its products are sold worldwide to makers of consumer and industrial goods. www.bkitech.com.

NOTICE TO INVESTORS ABOUT THE OFFER: This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to buy shares of Buckeye Technologies’ common stock is being made pursuant to an Offer to Purchase and related materials that Georgia-Pacific LLC and GP Cellulose Group filed with the Securities and Exchange Commission (SEC). On May 7, 2013, Georgia-Pacific LLC and GP Cellulose Group filed a Tender Offer Statement on Schedule TO with the SEC and Buckeye Technologies filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement (each as amended and supplemented) contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials are available to Buckeye Technologies’ stockholders at no expense to them by written request to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016, or by calling (212) 929-5500 (collect) or (800) 322-2885 (toll-free). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

NOTICE TO INVESTORS ABOUT THE MERGER: In connection with the potential subsequent merger, Buckeye Technologies would expect to file a definitive proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of an Agreement and Plan of Merger, dated April 23, 2013, by and among Buckeye Technologies Inc., Georgia-Pacific LLC and GP Cellulose Group LLC. The materials to be filed by Buckeye Technologies will be made available to Buckeye Technologies’ investors and stockholders at no expense to them. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of Buckeye Technologies are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

Buckeye Technologies and its respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Buckeye Technologies’ stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Buckeye Technologies’ executive officers and directors in the solicitation by reading Buckeye Technologies’ proxy statement for its 2012 annual meeting of stockholders, annual report on Form 10-K for the fiscal year ended June 30, 2012, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Buckeye Technologies’ participants in the solicitation, which may, in some cases, be different than those of Buckeye Technologies’ stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. Additional information regarding Buckeye Technologies’ directors and executive officers is also included in Buckeye Technologies’ proxy statement for its 2012 annual meeting of stockholders and in Buckeye Technologies’ annual report on Form 10-K for the fiscal year ended June 30, 2012.

FORWARD-LOOKING STATEMENTS: Any statements made regarding the proposed transaction between Georgia-Pacific and Buckeye Technologies, the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, earnings and any other statements contained in this news release that are not purely historical fact are “forward-looking statements” that are based on management’s beliefs, certain assumptions and current expectations as of the date hereof and which are believed to be reasonable. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. Other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements include those that may be contained from time to time in the documents filed with the SEC by Buckeye Technologies, including Buckeye Technologies’ annual report on Form 10-K for the fiscal year ended June 30, 2012, and quarterly and current reports on Form 10-Q and Form 8-K, respectively. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law.

Investor and Media Contact:

Steve Dean

901-320-8352

Eric Whaley

901-320-8509